CONSULTING AGREEMENT

              THIS CONSULTING AGREEMENT, (hereinafter the "Agreement") effective July 1, 2004 (hereinafter the “Effective Date”), is entered into by and between ENCORE CLEAN ENERGY, INC., a Delaware corporation (hereinafter the "Company"), and COCAL INVESTMENTS, INC. (hereinafter the "Consultant").

              WHEREAS, the Company desires to retain the Consultant and the Consultant has consented to provide consulting services for the Company;

              NOW, THEREFORE, the Company and the Consultant agree to the following terms and conditions of the Agreement.

              1.               Retention. Beginning on the Effective Date the Company will retain the Consultant and the Consultant will accept retention by the Company, with Consultant reporting to the Company's Management in accordance with the terms of this Agreement.

                            1.1               Consultant shall assign specific personnel to render strategic consulting to the Company. Only those individuals identified on the attached Exhibit A shall be assigned to assist the Company. No additional personnel shall be assigned to assist the Company without first notifying the Company.

              2.               Duties.

                            2.1               The Consultant shall assist the Company in the areas of marketing, branding and sales and strategic business planning. The Consultant shall perform such other reasonable duties as are specified from time to time by the Board of Directors of the Company. The Consultant shall devote 100 hours per month to the performance of its duties hereunder as are reasonably necessary to perform Consultant’s duties hereunder which time the parties estimate will be approximately eighty to one-hundred hours per month. The Consultant shall provide services under this Agreement as an independent contractor and not as an employee or agent of the Company. The Consultant shall have no authority to bind the Company to any agreement or commitment without the express written authority of the Director of the Company.

                            2.2               The activities engaged in by the Consultant on behalf of the Company shall be subject to the policies and control of the Company, its Board of Directors and officers, delegates and assigns.

                            2.3               The rights duties and obligations of the Consultant under the terms of this Agreement shall not be delegated, assigned or transferred either voluntarily or by operation of law, in whole or in part, without the Company's written consent. Any unauthorized assignment transfer or delegation shall be of no force or effect.

              3.               Compensation. In consideration for the services provided by Consultant, the Company agrees to compensate the Consultant for $10,000 per month. The consultant at their option may convert this compensation through the issuance of common shares of Encore Clean Energy, Inc. into freely tradable common stock. This agreement hereby grants to the Consultant an Option to purchase up to 200,000 shares per year of freely tradable common stock at a price of $.25 per share. This issuance is pursuant to the Encore Clean Energy, Inc. 2003 Stock compensation Plan.

              4.          Term and Termination.

                            4.1       This Agreement shall be for a term of one (1) year commencing on the Effective Date.

                            4.2       This Agreement shall be terminated upon the following:

                                          (a)       Dissolution or bankruptcy of the Consultant;

                                          (b)      Inability of the Consultant to perform its duties for a period of thirty (30) consecutive days during the term of the Agreement due to dissolution, bankruptcy or any other cause unless otherwise agreed to by the Company; or

                                          (c)       For the convenience of either party upon not less than 30 days advance written notice. If terminated for convenience by the Company, compensation shall be paid for the notice period, pro-rated for any partial month. If terminated for convenience by Consultant, compensation shall be payable only through the date notice of termination is given unless the Company requests that services continue through all or any portion of the notice period.

              5.          Notice. All notices and requests in connection with this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, return receipt requested, telegram, facsimile or any other customary means of communication addressed as follows:

Consultant:	Cocal Investments, Inc.
Unit #5- 1881 144th St.
Surrey B.C.
V4A 7E8

Company:	Encore Clean Energy, Inc.
Suite 610 – 375 Water Street
Vancouver, B.C. Canada
V6B 5C6

or to such other address as the party to receive the notice or request shall designate by notice to the other. The effective date of any notice or request shall be five (5) days from the date which it is sent by the addressor by registered or certified mail, or when delivered to a telegraph company, properly addressed as above with charges prepaid, or when personally delivered or when received, with confirmation of receipt, by facsimile.

Consulting Agreement - Page 2

              6.          Independent Contractor. The Consultant is an independent contractor. This Agreement shall not create the relationship of employer and employee, a partnership, or a joint venture. The Company shall not control or direct the details and means by which the Consultant performs its business and services. The Consultant shall be solely responsible for the amount of wages, benefits, work schedules and/or any other conditions of any of either the Consultant's assistants, partners or employees. The Consultant has no authority to bind the Company or incur any obligation on behalf of the Company.

              7.          Confidential Information and Covenant.

                            7.1       For purposes of this Consulting Agreement, “Confidential Information” shall include all confidential or proprietary information of or pertaining to the activities of the Company, or any member, partner, manager or employee of the Company, and shall include, without limitation, all information with respect to current clients, potential clients, investors, potential investors, transactions, potential transactions, investments, potential investments, operational methods, strategies and analyses, and financial information. Confidential Information may be written or oral, or embodied in an electronic medium.

                            7.2       At all times, either before, during or after Consultant's term of employment, and regardless of the reason of termination of Consultant's employment, Consultant and Consultant's shareholders, directors, employees and advisors (hereinafter in this Section 7 referred to collectively as the "Consultant") shall keep and retain the Confidential Information in the strictest confidence for the sole benefit of the Company and not use, sell, transfer or disclose, directly or indirectly, any of the Confidential Information. At any time, either before, during or after Consultant's term of employment, Consultant shall immediately upon request return to the Company any and all Confidential Information, including any copies thereof or notes or memoranda with respect thereto, which is in Consultant's possession or control. Consultant agrees that it shall have no right or interest in or to any of the Confidential Information, whether now existing or hereafter developed, and all such Confidential Information shall continue to be the sole and exclusive property of the Company.

                            7.3       Consultant also agrees that it shall not at any time before, during or for a period of two (2) years after the term of its employment, directly or indirectly, solicit business from any existing or potential clients or investors of the Company of which the Consultant has knowledge. For purposes of this Agreement, potential clients or investors of the Company shall be considered those in the process of evaluating investment with the Company or are in preliminary or exploratory discussions about investment in the Company.

                            7.4       The Consultant agrees that, upon the Company's request, and in any event upon termination of employment for any reason, the Consultant shall turn over to the Company all documents, notes, papers, data, files, or other materials or work

Consulting Agreement - Page 3

product in the Consultant's possession or under its control which were created pursuant to, and are connected with or derived from, the Consultant's services to the Company, or which are related in any manner to the Company's business activities or marketing and business development efforts, whether or not such materials are at the date hereof in the Consultant's possession.

              8.          Miscellaneous.

                            8.1      Waiver. No waiver of any of the provisions of this Agreement shall be valid unless in writing, signed by the party against whom such waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of these same or a waiver of any other right hereunder.

                            8.2      Amendments. All amendments of this Agreement shall be made in writing, signed by the parties, and no oral amendment shall be binding on the parties.

                            8.3      Integration. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereto and supersedes and cancels any other prior oral and/or written agreements or understandings of the parties in connection with such subject matter.

                            8.4      Severability. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision of provisions hereof unenforceable or invalid. If any one or more of the provisions of this Agreement shall for any reason be excessively broad as to duration, scope, activity or subject, it shall be construed by reducing such provisions, so as to be enforceable to the extent compatible with applicable law.

                            8.5      Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

                            8.6      Attorneys' Fees. In the event of any disputes, including litigation, to enforce this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees as determined by the court.

                            8.7      Counterparts. This Agreement may be executed by the parties in one or more counterparts, by facsimile or otherwise, all of which taken together shall constitute one agreement.

Consulting Agreement - Page 4

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONSULTANT:	COMPANY:

COCAL INVESTMENTS, INC.	ENCORE CLEAN ENERGY, INC.

/s/ Benson Hunter	/s/ Daniel Hunter
By: Benson Hunter	By: Daniel W. Hunter
Its: President	Its: CEO

Consulting Agreement - Page 5

EXHIBIT A

List of Participating Consultants
From Cocal Investments Inc.

1.	Benson Hunter

2.

3.

4.

Consulting Agreement - Page 6